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                                                                   EXHIBIT 12.01

                                  INTUIT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                    THREE
                                                                                                                    MONTHS
                                                                       YEARS ENDED JULY 31,                         ENDED
                                                                       --------------------                         OCT 31,
                                                       1996         1997        1998         1999        2000        2000
                                                     --------     --------    --------     --------    --------    --------
(In thousands, except ratios)
Earnings:
     Income (loss) from continuing operations
       before income taxes ......................    $  5,001     $ 21,331    $  1,100     $632,029    $512,710    $(78,945)
     Fixed charges ..............................       5,309        6,059       6,769        9,140      17,758       4,349
                                                     --------     --------    --------     --------    --------    --------
          Total .................................    $ 10,310     $ 27,390    $  7,869     $641,169    $530,468    $(74,596)
                                                     ========     ========    ========     ========    ========    ========

Fixed charges:
     Interest expense ...........................    $    305     $    659    $    466     $  1,277    $  4,572    $    879
     Portion of rent deemed to be interest ......       5,004        5,400       6,303        7,863      13,186       3,470
                                                     --------     --------    --------     --------    --------    --------
          Total .................................    $  5,309     $  6,059    $  6,769     $  9,140    $ 17,758    $  4,349
                                                     ========     ========    ========     ========    ========    ========

Ratio of earnings to fixed charges ..............          (1)        4.52          (2)       70.15       29.88          (3)
                                                     ========     ========    ========     ========    ========    ========


(1) Earnings were inadequate to cover fixed charges by $5,001.
(2) Earnings were inadequate to cover fixed charges by $1,100.
(3) Earnings were inadequate to cover fixed charges by $78,945.